Exhibit 99.1

TRIUS THERAPEUTICS REPORTS 2010 THIRD QUARTER RESULTS

San Diego, CA, November 11, 2010 – Trius Therapeutics, Inc. (Nasdaq: TSRX), a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for serious, life-threatening infections, announced today its financial results for the third quarter ended September 30, 2010.

Revenues for the three months ended September 30, 2010 increased to $1.9 million compared to $1.7 million for the same period in 2009. For the nine months ended September 30, 2010, revenues were $5.5 million compared to $4.0 million for the same period in 2009. The increase in revenues during the three and nine months ended September 30, 2010 was largely due to the award of the company’s second federal research contract, a $29.5 million, four and a half-year contract from the Defense Threat Reduction Agency (DTRA). Trius’ first federal contract was a $27.7 million, five-year contract from the National Institutes for Allergy and Infectious Disease (NIAID), part of the National Institutes of Health (NIH).

Total operating expenses for the three months ended September 30, 2010 were $7.3 million compared to $5.2 million for the same period in 2009. This increase was primarily the result of higher clinical trial expenses during the period. For the nine months ended September 30, 2010, total operating expenses were $17.2 million compared to $19.4 million for the same period in 2009. This decrease was primarily due to the clinical drug supply manufacturing costs incurred in 2009 as Trius prepared for initiation of its Phase 3 clinical trials of torezolid phosphate for which the first patient was dosed in August 2010.

Trius ended the third quarter of 2010 with cash and cash equivalents totaling $54.4 million. As of November 10, 2010, Trius had 23,584,417 shares outstanding.

“In the brief time since our IPO, we have made substantial progress on the development program for our investigational drug, torezolid phosphate. We initiated our Phase 3 program for ABSSSI and expanded our already strong patent estate,” said Jeffrey Stein, Ph.D., President and Chief Executive Officer of Trius. “In addition, we are on track with the planned initiation of our Phase 1 lung study by the end of this year.”

About Trius Therapeutics

Trius Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for serious, life-threatening infections. The company’s first product candidate, torezolid phosphate, is an IV and orally administered second generation oxazolidinone being developed for the treatment of serious gram-positive infections, including those caused by MRSA. In addition to the company’s torezolid phosphate clinical program, it is currently conducting two preclinical programs using its proprietary discovery platform to develop antibiotics to treat infections caused by gram-negative bacteria. For more information, visit www.triusrx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the initiation of our torezolid phosphate clinical program in additional indications. Risks that contribute to the uncertain nature of the forward-looking statements include: Trius’ ability to obtain additional financing; Trius’ use of the net proceeds from the IPO; the accuracy of the company’s estimates regarding expenses, future revenues and capital requirements; the success and timing of Trius’ preclinical studies and clinical trials; regulatory developments in the United States and foreign countries; the performance of third-party manufacturers; changes in Trius’ plans to develop and commercialize its product candidates; Trius’ ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Trius’ most recently filed SEC documents, including its Registration Statement on Form S-1 that was originally filed with the United States Securities and Exchange Commission on November 6, 2009, and the amendments thereto, and its Form 10-Q for the quarterly period ended June 30, 2010, including those factors discussed under the caption “Risk Factors” in such filings. All forward-looking statements contained in this press release speak only as of the date on which they were made. Trius undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Trius Therapeutics, Inc.

Statements of Operations

(In thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenues:
Contract research and grants	$1,940	$1,662	$5,511	$3,949
Collaborations	—	29	—	35

Total revenues	1,940	1,691	5,511	3,984

Operating expenses:
Research and development	6,039	4,258	13,675	16,564
General and administrative	1,296	937	3,527	2,790

Total operating expenses	7,335	5,195	17,202	19,354

Loss from operations	(5,395)	(3,504)	(11,691)	(15,370)

Other income (expense):
Interest income	1	5	1	36
Interest expense	(3,095)	(1)	(3,889)	(18)
Other income (expense)	(8)	(4)	466	(17)

Total other income (expense)	(3,102)	—	(3,422)	1

Net loss	(8,497)	(3,504)	(15,113)	(15,369)

Accretion of deferred financing costs on redeemable convertible preferred stock	(3)	(7)	(17)	(21)

Net loss attributable to common stockholders	$(8,500)	$(3,511)	$(15,130)	$(15,390)

Net loss per share, basic and diluted	$(0.57)	$(4.68)	$(2.71)	$(21.77)

Weighted-average shares outstanding, basic and diluted	14,834	750	5,586	707

Trius Therapeutics, Inc.

Balance Sheets

(In thousands except share and per share data)

	September 30, 2010	December 31, 2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$54,367	$18,259
Accounts receivable	1,356	689
Prepaid expenses and other current assets	713	468

Total current assets	56,436	19,416
Property and equipment, net	485	494
Deferred IPO financing costs	—	1,378
Other assets	240	90

Total assets	$57,161	$21,378

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,724	$608
Accrued liabilities and other	1,566	887
Current portion of capital lease obligation	—	69

Total current liabilities	3,290	1,564
Deferred revenue	238	166
Preferred stock warrant liability	—	661
Convertible notes payable	—	19,402
Convertible preferred stock, $0.0001 par value; no shares authorized at September 30, 2010 and 1,676,453 shares authorized at December 31, 2009; no shares issued and outstanding at September 30, 2010 and 1,454,545 shares issued and outstanding at December 31, 2009; and liquidation preference of $0 and $800 at September 30, 2010 and December 31, 2009, respectively	—	729
Redeemable convertible preferred stock, $0.0001 par value; no shares authorized at September 30, 2010 and 101,168,185 shares authorized at December 31, 2009; no shares issued and outstanding at September 30, 2010 and 66,863,641 shares issued and outstanding at December 31, 2009; and liquidation preference of $0 and $50,500 at September 30, 2010 and December 31, 2009, respectively	—	50,353
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 10,000,000 shares authorized at September 30, 2010 and no shares authorized at December 31, 2009; no shares issued and outstanding at September 30, 2010 and December 31, 2009	—	—
Common stock, $0.0001 par value; 200,000,000 shares authorized at September 30, 2010 and 123,000,000 shares authorized at December 31, 2009; 23,554,766 and 968,230 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	3	1
Additional paid-in capital	122,021	1,763
Accumulated deficit	(68,391)	(53,261)

Total stockholders’ equity (deficit)	53,633	(51,497)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$57,161	$21,378

# # # #

Public Relations Contact:	Investor Relations Contact:

Jason Spark at Canale Communications, Inc.	Stefan Loren at Westwicke Partners, LLC
jason@canalecomm.com	sloren@westwicke.com
619-849-6005	443-213-0507